Exhibit 99.1

Alpha Healthcare Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing November 9, 2020

NEW YORK, Nov. 06, 2020 (GLOBE NEWSWIRE)—Alpha Healthcare Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 10,000,000 units completed on September 22, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing November 9, 2020. Any units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “AHACU”, and each of the shares of Class A common stock and warrants will separately trade on the Nasdaq under the symbols “AHAC” and “AHACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, by fax at (212) 667-6140, or by email at EquityProspectus@opco.com.

About Alpha Healthcare Acquisition Corp.

Alpha Healthcare Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the healthcare industry in the United States.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the companies’ registration statements and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The companies assume no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Rajiv Shukla
Alpha Healthcare Acquisition Corp.
(646) 494-3296
info@alphaspac.com